Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Ciba Specialty Chemicals Holding Inc.

We have audited the accompanying combined balance sheets of the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. (the “Company”, as defined in Note 1) as of December 31, 2005, 2004 and 2003, and the related combined statements of income and cash flows and the statement of net investment for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. at December 31, 2005, 2004 and 2003 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 16 to the combined financial statements, the Company changed its accounting principles to adopt, as of January 1, 2003, the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”. As discussed in Note 16 to the combined financial statements, the Company changed its accounting principles to adopt, as of July 1, 2005, the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

As discussed in Note 1 to the combined financial statements, in 2003 the Company adopted Financial Accounting Standards Board Interpretation No. 46 “Consolidation of Variable Interest Entities”.

Ernst & Young Ltd

/s/ CHERRIE CHIOMENTO	/s/ MARTIN MATTES
Cherrie Chiomento	Martin Mattes

Zurich, Switzerland
June 22, 2006

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED STATEMENTS OF INCOME

(in millions of Swiss francs)

		Year ended December 31,
	Notes	2005	2004	2003
Net sales		1,276	1,293	1,395
Cost of goods sold		(922)	(922)	(991)
Gross profit		354	371	404
Selling, general and administrative		(273)	(301)	(325)
Research and development		(29)	(29)	(32)
Amortization of other intangible assets	8	(2)	(2)	(2)
Restructuring and impairment charges	9, 10	(626)	(31)	0
Operating income (loss)		(576)	8	45
Interest expense		(1)	(1)	(1)
Other financial income (expense), net		8	(6)	(11)
Income (loss) before income taxes and minority interest		(569)	1	33
Provision for income taxes	14	2	(5)	(17)
Minority interest		(1)	0	0
Net income (loss)		(568)	(4)	16

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED BALANCE SHEETS

(in millions of Swiss francs)

		December 31,
	Notes	2005	2004	2003
Assets
Current assets
Cash and cash equivalents		6	3	8
Accounts receivable, net	4	245	224	242
Inventories	5	309	302	309
Prepaid and other current assets		24	25	29
Prepaid pension costs	17	47	42	28
Deferred income taxes	14	8	27	26
Total current assets		639	623	642
Property, plant and equipment, net	6	0	287	292
Goodwill	7	0	156	156
Other intangible assets, net	8	1	46	48
Other assets	11	30	15	21
Total assets		670	1,127	1,159

Liabilities and net investment
Current liabilities
Accounts payable		115	115	112
Short-term debt	13	10	12	14
Short-term debt from related parties	18	10	2	6
Accruals and other current liabilities	12	130	114	105
Total current liabilities		265	243	237
Deferred income taxes	14	2	8	0
Other liabilities	15	75	70	69
Total liabilities		342	321	306
Minority interest		2	3	3
Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business		326	803	850
Total liabilities and net investment		670	1,127	1,159

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED STATEMENTS OF CASH FLOWS

(in millions of Swiss francs)

Year ended December 31,	2005	2004	2003
Cash flows from operating activities
Net income (loss)	(568)	(4)	16
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	52	56	60
Deferred income taxes	4	15	5
Restructuring and impairment charges	626	31	0
Minority interest and other non-cash items, net	(144)	(46)	(17)
Changes in operating assets and liabilities:
Accounts receivable, net	(4)	10	26
Inventories	11	(1)	54
Accounts payable	(5)	6	2
Other operating assets and liabilities	11	(3)	(12)
Net cash provided by (used in) operating activities	(17)	64	134

Cash flows from investing activities
Capital expenditures	(22)	(42)	(20)
Proceeds from sale of assets	1	1	2
Loans and other long-term assets	(8)	3	0
Net cash used in investing activities	(29)	(38)	(18)

Cash flows from financing activities
Increase (decrease) in short-term debt, net	(4)	(2)	4
Increase (decrease) in short-term debt from related parties, net	7	(3)	3
Net contributions/(withdrawals) by Ciba Specialty Chemicals Holding Inc.	46	(26)	(117)
Net cash provided by (used in) financing activities	49	(31)	(110)

Effect of exchange rate changes on cash and cash equivalents	0	0	(2)
Net increase (decrease) in cash and cash equivalents	3	(5)	4
Cash and cash equivalents, beginning of year	3	8	4
Cash and cash equivalents, end of year	6	3	8

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

STATEMENT OF NET INVESTMENT

(in millions of Swiss francs)

Since the Textile Effects Business is not a separate legal entity, the following statement of net investment is presented in lieu of a statement of shareholders equity:

	Paid-in capital and retained earnings	Accumulated other comprehensive income (loss)	Total
Net investment at December 31, 2002	927	60	987
Net income (loss)	16	0	16
Currency translation adjustments	0	(36)	(36)
Comprehensive income (loss)	16	(36)	(20)
Net contributions/(withdrawals) by Ciba Specialty Chemicals Holding Inc.	(117)	0	(117)
Net investment at December 31, 2003	826	24	850
Net income (loss)	(4)	0	(4)
Currency translation adjustments	0	(17)	(17)
Comprehensive income (loss)	(4)	(17)	(21)
Net contributions/(withdrawals) by Ciba Specialty Chemicals Holding Inc.	(26)	0	(26)
Net investment at December 31, 2004	796	7	803
Net income (loss)	(568)	0	(568)
Currency translation adjustments	0	45	45
Minimum pension liability adjustment, net of tax of CHF 1	0	(3)	(3)
Comprehensive income (loss)	(568)	42	(526)
Net contributions/(withdrawals) by Ciba Specialty Chemicals Holding Inc.	49	0	49
Net investment at December 31, 2005	277	49	326

The after-tax components of accumulated other comprehensive income (loss) are as follows:

	Year ended December 31,
	2005	2004	2003
Currency translation adjustment	52	7	24
Minimum pension liability, net of tax	(3)	0	0
Accumulated other comprehensive income	49	7	24

The deferred tax effect on the minimum pension liability adjustment is a deferred tax benefit of CHF 1 million in 2005 (2004 and 2003: CHF 0 million). The currency translation adjustment is not adjusted for income taxes as it relates primarily to indefinite investments in non-Swiss operations.

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

GEOGRAPHIC DATA

(in millions of Swiss francs)

	Year ended December 31,
	2005	2004	2003
Net sales to customers
Europe
Germany	71	81	85
United Kingdom	27	31	36
Italy	89	101	110
France	44	44	48
Rest of European Union(i)	128	132	142
Switzerland	11	11	14
Rest of Europe	72	79	78
Total Europe	442	479	513

Americas
United States of America	153	174	205
Canada	7	7	9
Central America	56	58	71
South America	88	78	83
Total Americas	304	317	368

Asia Pacific
Japan	31	32	36
Region China	190	176	170
Rest of Asia	254	230	240
Australia and New Zealand	13	16	16
Africa and Middle East	42	43	52
Total Asia Pacific	530	497	514
Total net sales to customers	1,276	1,293	1,395

Net sales to customers are based on final destination of the sale.

	December 31,
	2005	2004	2003
Long-lived assets
Europe
Germany	0	60	56
Italy	0	0	1
Rest of European Union(i)	0	1	1
Switzerland	0	154	161
Rest of Europe	0	1	0
Total Europe	0	216	219

Americas
United States of America	0	1	1
Central America	0	22	24
South America	0	2	2
Total Americas	0	25	27

Asia Pacific
Region China	0	33	37
Rest of Asia	0	13	9
Total Asia Pacific	0	46	46
Total long-lived assets	0	287	292

Long lived assets represent property, plant and equipment, net and are shown by location of the assets.

(i)    Rest of European Union includes all other European Union member countries as of December 31, 2005, that are not specifically listed.

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions of Swiss francs)

1. Basis of Presentation

Ciba Specialty Chemicals Holding Inc.

Ciba Specialty Chemicals Holding Inc. and its consolidated subsidiaries (“Ciba Specialty Chemicals” or the “Company”) is a global leader in the discovery and manufacture of innovative specialty chemicals that provide color, performance and care for plastics, coatings, textile, paper and other products. The Company’s products and services are also used to provide clean water and to treat water streams in industrial and municipal applications.

Textile Effects Segment

The segment Textile Effects (“Segment”) serves customers throughout the textile value chain, offering full, integrated solutions for textile processing and value adding effects. The Segment’s products include dyes and chemicals for preparation, dyeing, printing, whitening and finishing of all major textiles, as well as sizing agents for fabric weaving. The Segment also provides comprehensive services to help customers achieve their color, comfort and performance requirements.

Divestment of Textile Effects Business

On February 20, 2006, the Company announced that it had entered into a definitive agreement to sell the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. (the “Textile Effects Business”) to Huntsman Corporation (“Huntsman”) for a consideration of CHF 322 million in cash and assumed debt. The Textile Effects Business comprises substantially all of the operations of the Textile Effects Segment. The assets and liabilities allocated to the Textile Effects Business include certain assets and liabilities of the Textile Effect Segment as well as certain assets and liabilities of the Company’s other reporting segments and group service units that have been assigned to the Textile Effects Business in accordance with the Share and Asset Purchase Agreement (“SAPA”) between the Company and Huntsman, dated February 20, 2006.

Basis of combination and presentation

The accompanying combined financial statements of the Textile Effects Business include the assets, liabilities, results of operations and cash flows attributable to the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. and its wholly owned and majority owned subsidiaries. These financial statements have been derived from the Company’s December 31, 2005, 2004 and 2003 consolidated financial statements and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The Textile Effects Business comprises substantially all of the operations of the Textile Effects Segment of Ciba Specialty Chemicals. The Textile Effects Business is not a separate legal entity and has not been separately financed. The majority of the operations of the Textile Effects Business is operated in legal entities that include some of the business operations of the Company’s other operating segments. For these legal entities, the assets, liabilities, results of operations and cash flows that relate to the operations, affairs and conduct of the Textile Effects Business operations have been allocated to the Textile Effects Business according to the procedures and methods described below and are included in the accompanying combined financial statements. The assets, liabilities, results of operations and cash flows of legal entities that are exclusive to the Textile Effects Business, in which Ciba Specialty

Chemicals has a controlling interest, have been consolidated and any applicable minority interest has been recorded. The position “Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business’, included in the accompanying combined financial statements, represents the residual net investment in the Textile Effects Business contributed by Ciba Specialty Chemicals. All significant intercompany accounts and transactions between Textile Effects Business operating units have been eliminated in the combined financial statements.

Assets and liabilities have been attributed in the Combined Balance Sheets according to the SAPA. Accordingly, property, plant and equipment, accounts receivable and inventories that are directly related to the Textile Effects Business as defined in the SAPA have been directly attributed in the Combined Balance Sheets. Prepaid and other current assets, other assets, accounts payable, accruals and other current liabilities and other liabilities include amounts specifically identified as they relate to the Textile Effects Business operations and also include allocations of shared assets and liabilities that have been allocated to the Textile Effects Business primarily according to sales and headcount keys.

“Restructuring and impairment charges’ includes restructuring expenses that were incurred by the Company and are directly related to the Textile Effects Business operations. These costs were not previously charged to the Textile Effects Segment of the Company.

Allocations of corporate headquarters expenses have been included in the line “Selling, general and administrative’ in the Combined Statements of Income. These expenses relate to corporate accounting and treasury, legal and environmental advisory, corporate technology, human resources, corporate communications, internal audit and executive committee activities. Costs have been allocated based on the Textile Effects Business sales in each year relative to the Company’s.

“Other financial expense, net’ includes allocations of treasury and risk management costs that were not previously charged to the Company’s reporting segments. These costs have been allocated based on the relative sales and raw material costs of the Textile Effects Business to the Company’s.

The Textile Effects Business, as part of Ciba Specialty Chemicals, receives IT infrastructure services rendered by the Company. These services relate mainly to the provision of wide area network (“WAN”) and enterprise resource planning (“ERP”) systems. The services are charged at cost of providing the service primarily according to number of users. The Textile Effects Segment also provides manufacturing services to and receives manufacturing services from the Company. Costs charged between the Textile Effects Segment and the Company are for the costs of providing the services and include total manufacturing cost incurred by the operating unit providing the service.

Taxes are closely linked with the legal structure of the Company and are affected by operational and non-operational transactions. The provision (benefit) for income taxes attributable to the Textile Effects Business has been computed on the separate return method. This included an allocation of the Ciba Specialty Chemicals group tax provision which was computed using an effective tax rate excluding the effects of items that would be specifically related to the Textile Effects Segment had they filed a separate income tax return in the years presented. The specifically identified items were then added to the allocated tax expense to compute the full allocable tax expense for the Textile Effects Business. Income taxes payable or receivable that would have been incurred by the Company on behalf of the Textile Effects Business are included in the line “Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business’ in the Combined Balance Sheets. Deferred income taxes have been allocated based on the underlying allocation of the assets and liabilities of the Textile Effects Business in each of the tax paying jurisdictions in which Textile Effects Business operates.

Management of the Company believes the allocations reflected in the 2005, 2004 and 2003 combined financial statements are reasonable under the circumstances, however, the costs allocated to the Textile Effects Business are not necessarily indicative of the costs that would have been incurred if the Textile Effects Business had incurred these costs and performed these functions as a stand-alone entity. In addition, there can be no assurances that such allocations will necessarily be indicative of the future results of operations or what the financial position and results of operations of the Textile Effects Business would have been had it been a separate stand-alone entity during the periods covered.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management of the Company’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from those estimates.

2. Summary of significant accounting policies

Foreign currency translation

The Textile Effects Business’ financial statements are prepared in millions of Swiss francs (CHF million). For most operations outside of Switzerland, where the functional currency is the local currency, income, expense and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at period-end exchange rates. The translation adjustments are included as a component of other comprehensive income in “Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business’ in the accompanying Combined Balance Sheets. The financial statements of subsidiaries that operate in economic environments that are highly inflationary maintain financial information for reporting purposes in U.S. dollars or Swiss francs and include gains and losses from translation in income. For foreign currency transactions, changes in exchange rates that arise between transaction, reporting and settlement dates resulted in both realized and unrealized exchange gains and losses.

Cash equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Accounts receivable

Accounts receivable are recorded at their net realizable value after deducting an allowance for doubtful accounts. Such deductions reflect either specific cases or estimates based on historical incurred losses. This also includes an allowance for country specific transfer risks.

Inventories

The Company values its inventories at the lower of cost, determined principally on a first-in, first-out (FIFO) method, or market. Costs include all costs of production, including applicable portions of plant overhead. Allowances are made for obsolete and slow-moving inventory.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets ranging from approximately 20 to 50 years for buildings, 5 to 20 years for machinery and equipment, and 3 to 10 years for office furniture and fixtures and other equipment. The Company assesses its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. In such cases, if the sum of the asset’s expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the asset’s carrying amount over its fair value.

Property, plant and equipment acquired through finance lease arrangements are recorded as assets at the lesser of the present value of the minimum future lease payments or their fair value at the date of acquisition and depreciated over the useful life of the asset or, if the lease does not provide for the transfer of ownership of the assets to the Company, the lease term if it is shorter than the useful life of the asset. The corresponding obligation is recorded as a liability in the Combined Balance Sheets.

Goodwill and other intangible assets

Goodwill

Goodwill acquired in business combinations is capitalized at acquisition cost and annually evaluated at the reporting unit level for impairment using a two-step impairment test. In the first step, the book value of the reporting unit’s assets, including goodwill and other intangibles, and liabilities (the “net assets”) is compared to the fair value of the reporting unit. If the fair value of the reporting unit exceeds the book value of its net assets, goodwill is deemed not impaired and the second step is not required. If, however, the fair value of the reporting unit is less than the book value of its net assets, the second step is required to measure the amount of impairment loss, if any.

In the second step, the current fair value of the reporting unit is allocated to all of its tangible assets, other intangible assets (including unrecognized intangible assets but excluding goodwill) and liabilities (the “assets and liabilities”). This fair value allocation to the assets and liabilities is made as if the reporting unit had been acquired as of the impairment testing date in a business combination and the fair value of the reporting unit was the price that would have been paid to acquire the reporting unit. The excess, if any, of the total current fair value of the reporting unit over the sum of the individual fair values assigned to its assets and liabilities is considered to be the current implied fair value of goodwill of the reporting unit. If the book value of the reporting unit’s goodwill exceeds this implied fair value of goodwill, that excess is an impairment loss, which is recorded as a component of operating income in the Combined Statements of Income. If the book value of the reporting unit’s goodwill is less than the implied fair value of goodwill, goodwill is not impaired.

During 2005, the Company completed the annual impairment test of goodwill and determined that the Textile Effects Business reported goodwill was fully impaired. See note 7.

Other intangible assets

Purchased identifiable intangible assets (“other intangible assets”) are capitalized at acquisition cost. Other intangible assets with finite lives are amortized on a straight-line basis over the estimated periods that such assets are expected to contribute to the cash flows of the Company (5 to 36 years). Other intangible assets with indefinite lives are not amortized.

The Company assesses other intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. For such assets that are tested for impairment, if the sum of the asset’s expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the asset’s carrying amount over its fair value.

Other intangible assets with indefinite lives are reviewed annually for impairment, or on an interim basis if indications of possible impairment are present. For such assets, if the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that difference. Intangible assets with indefinite lives are reviewed annually to determine whether their useful lives remain indefinite. If such an asset is then determined to have a finite life, the asset is tested for impairment. The carrying amount of the intangible asset after recognition of an impairment charge, if any, is then amortized over the asset’s remaining useful life and further accounted for in the same manner as other intangible assets with finite lives.

Financial instruments

The Company determines that, due to their short-term nature, financial assets and liabilities such as cash equivalents, accounts receivable, accounts payable and short-term debt, have book values approximating their fair values.

Revenue recognition

Revenue is recognized upon shipment of goods to customers. Provisions for discounts and rebates to customers, product returns and other adjustments are provided for in the same period the related sales are recorded.

Income taxes

The provision for income taxes has been determined using the asset and liability approach and consists of allocated income taxes currently paid or payable to taxing authorities in the jurisdictions in which the Textile Effects Business operates plus allocated deferred taxes for the current year. Deferred taxes represent the estimated future tax consequences of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a future tax benefit will not be realized.

Restructuring

Costs associated with exit or disposal activities that do not involve discontinued operations are included in “Restructuring and impairment charges’ in the Textile Effects Business’ Combined Statements of Income. Liabilities for costs associated with exit or disposal activities are initially recognized and measured at fair value in the period in which the liability is incurred. Liabilities for one-time termination benefits provided to employees that are involuntarily terminated are recognized and measured at their fair value at the communication date unless the employees are required to render service beyond a minimum retention period in order to receive the termination benefits. If employees are required to render service beyond a minimum retention period, liabilities for the termination benefits are measured initially at the communication date based on the fair value of the liabilities as of the termination date and recognized ratably over the future service period.

Liabilities for costs to terminate contracts before the end of their term are recognized and measured at their fair value when the contracts are terminated. Liabilities for costs that continue to be incurred under contracts for their remaining term without economic benefit to the Company are recognized and measured at their fair value when the Company ceases using the rights conveyed by the contracts. Liabilities for other costs associated with exit or disposal activities are recognized and measured at their fair value in the periods in which the liabilities are incurred.

Environmental compliance and expenditures

The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Environmental operations and maintenance as well as remediation costs are accrued when environmental assessments and the need for remediation are probable and the costs can be reasonably estimated. The estimated liability is not discounted. Actual costs to be incurred at identified sites in future periods may vary from the estimates given the inherent uncertainties in evaluating environmental exposures.

New accounting standards

In 2003, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, as revised (“FIN No. 46R”) “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51”. FIN No. 46R introduced a variable interests model to determine control and consolidation of variable interest entities. Adoption of FIN No. 46R did not have a material effect on the financial statements of the Textile Effects Business.

There were no new accounting standards issued by the FASB or other authoritative standard setters that became effective during 2005 and that had a material effect on the Textile Effects Business’ financial statements. In addition, several other new accounting standards were issued by the FASB as of December 31, 2005 that were not required to be adopted during 2005, but will require adoption in 2006 or later. None of these issued but not yet adopted new accounting standards are expected to have a material effect on the Textile Effects Business’ results of operations or financial position when adopted in the future.

3. Exchange rates of principal currencies

			Statement of income average rates			Balance sheet year-end rates
			2005	2004	2003	2005	2004	2003
1	U.S. dollar	(USD)	1.24	1.24	1.35	1.31	1.15	1.25
1	British pound	(GBP)	2.26	2.27	2.20	2.28	2.21	2.21
1	Euro	(EUR)	1.55	1.54	1.52	1.56	1.54	1.56
100	Japanese yen	(JPY)	1.13	1.15	1.16	1.12	1.11	1.17

4. Accounts receivable

	December 31,
	2005	2004	2003
Accounts receivable	284	261	282
Allowance for doubtful accounts	(39)	(37)	(40)
Total	245	224	242

5. Inventories

	December 31,
	2005	2004	2003
Raw materials	44	39	38
Work in process and finished goods	265	263	271
Total	309	302	309

Work in process and finished goods are shown after deducting allowances for obsolete, slow-moving and lower of cost or market adjustments of CHF 11 million in 2005, CHF 11 million in 2004 and CHF 13 million in 2003.

6. Property, plant and equipment

	December 31,
	2005	2004	2003
Land	0	3	3
Buildings	0	225	224
Machinery and equipment	0	726	725
Construction in progress	0	15	8
Gross carrying amount	0	969	960
Less: accumulated depreciation	0	(682)	(668)
Total	0	287	292

In 2005, the carrying value of the Textile Effects Business’ fixed assets of CHF 288 million was determined to be fully impaired. See note 9.

Depreciation expenses recorded in the Combined Statements of Income in 2005 were CHF 50 million, 2004 CHF 54 million and in 2003 CHF 58 million.

7. Goodwill

In 2005, the carrying value of the Textile Effects Business’ goodwill of CHF 161 million was determined to be fully impaired with the result that no amounts for goodwill are remaining in the 2005 Combined Balance Sheet. Other than the impairment and the impact of foreign currency movements, there was no other change to goodwill in 2005. See note 9. In 2004 and 2003, the carrying amount of goodwill was CHF 156 million.

8. Other intangible assets

Excluding the intangible assets of CHF 1 million recognized from the recording of a minimum pension liability, in 2005, the carrying value of the Textile Effects Business’ other intangible assets of CHF 45 million was determined to be fully impaired. See note 9. In 2004, other intangible assets consisted of developed technology with a gross carrying amount of CHF 69 million (2003: CHF 69 million), accumulated amortization of CHF 23 million (2003: CHF 21 million) and net carrying amount of CHF 46 million (2003: CHF 48 million).

9. Impairment charges

The global textiles market has been characterized in recent years by fierce competitive conditions, accelerated by the ending in 2005 of the WTO quotas that resulted in a rapid shift of the global textile business to Asia. This resulted in a marked decline in sales and profitability levels during 2005. The Company implemented various cost reduction initiatives aimed at restoring profitability levels. Despite these initiatives, profit levels remained low and triggered the testing of certain of the Business’ long-lived assets for impairment of their carrying values compared to their underlying fair values.

The Textile Effects Business’ fair value was estimated using an expected discounted cash flow technique that incorporated various probability-weighted scenarios including estimates as to future market growth, revenue development and profitability levels for the Textile Effects Business. The resulting overall fair value was determined to be lower than carrying value. Consequently, an impairment charge for property, plant and equipment, goodwill and intangibles of CHF 583 million was recorded in the 2005 Combined Statement of Income.

10. Restructuring charges

Project Shape

In 2004, the Company implemented the restructuring plan Project Shape to improve the Company’s profitability. For the Textile Effects Business, the focus of Project Shape was acceleration of the shift of the Textile Effects Business’ focus to growth regions in Asia by reducing its European presence. The project involved the closure of a manufacturing facility in the U.K. and the rightsizing of plants in Europe and the U.S. with an expected reduction of approximately 420 positions. The cost of the program was initially expected to be CHF 64 million before tax comprised of employee severance costs of CHF 46 million, asset impairment charges of CHF 14 million and other costs of

CHF 4 million. During 2004, Textile Effects Business costs for Project Shape totalled CHF 31 million before tax comprised of employee severance costs of CHF 9 million, asset impairment charges of CHF 21 million and other costs of CHF 1 million. The CHF 14 million expected asset impairment charges are net of anticipated gains on assets to be disposed of in connection with the project. The planned project completion date is 2007.

During 2005, the Company expanded the scope of Project Shape and also accelerated the timing of certain elements of the project. This impacted Textile Effects Business with expected costs increasing by CHF 37 million from CHF 64 million to CHF 101 million before taxes. Of these amounts, employee severance costs increased by CHF 32 million from CHF 46 million to CHF 78 million due to the number of reductions of positions having increased by 40 to approximately 460. In addition, Project Shape asset impairment charges increased by CHF 3 million from CHF 14 million to CHF 17 million net of expected sales proceeds and other costs increased by CHF 1 million from CHF 4 million to CHF 5 million. During 2005, Textile Effects Business costs for Project Shape totalled CHF 43 million before tax comprised of employee severance costs of CHF 32 million, asset impairment charges of CHF 9 million and other costs of CHF 2 million.

11. Other assets

	December 31,
	2005	2004	2003
Deferred income taxes	22	9	11
Loans to third parties, net of allowance	4	1	3
Other	4	5	7
Total	30	15	21

Loans to third parties, net of allowance is shown after deducting allowances for potential credit losses of CHF 0 million in 2005, CHF 5 million in 2004 and CHF 4 million in 2003. Additions to the allowance charged to costs and expenses were CHF 4 million in 2003 and CHF 1 million in 2004. In 2005, the entire allowance of CHF 5 million was eliminated and credited to costs and expenses as the loan was deemed to be fully collectible.

12. Accruals and other current liabilities

	December 31,
	2005	2004	2003
Payroll and employee benefits	34	33	37
Taxes other than income taxes	14	8	4
Rebates	5	6	7
Retirement and postemployment benefits	6	4	4
Deferred income taxes	37	35	27
Other accruals	34	28	26
Total	130	114	105

13. Short-term debt

	December 31,
	2005		2004		2003
	Average interest rate	Balance	Average interest rate	Balance	Average interest rate	Balance
Loans	4.7%	10	4.6%	12	4.4%	14

Short-term debt of CHF 10 million, CHF 12 million and CHF 14 million as of December 31, 2005, 2004 and 2003, respectively, represent the short-term debt held by legal entities that are exclusive to the Textile Effects Business. These entities had unused bank credit lines of CHF 13 million at December 31, 2005.

14. Income taxes

Income before income taxes and minority interest for 2005, 2004 and 2003 consists of the following:

	December 31,
	2005	2004	2003
Domestic	(172)	(2)	34
Foreign	(397)	3	(1)
Total income before taxes and minority interest	(569)	1	33

The provision (benefit) for income taxes in 2005, 2004 and 2003 consists of the following:

	December 31,
	2005	2004	2003
Domestic	0	3	14
Foreign	(6)	(14)	(4)
Total current provision	(6)	(11)	10
Domestic	(18)	(3)	(4)
Foreign	22	19	11
Total deferred provision	4	16	7
Total provision for income taxes	(2)	5	17

The provision (benefit) for income taxes attributable to the Textile Effects Business has been computed on the separate return method. This included an allocation of the Ciba Specialty Chemicals group tax provision which was computed using an effective tax rate excluding the effects of items that would be specifically related to the Textile Effects Segment had they filed a separate income tax return in the years presented. The specifically identified items were then added to the allocated tax expense to compute the full allocable tax expense for the Textile Effects Business. The effective tax rate applicable to the Textile Effects Segment of Ciba Specialty Chemicals was approximately 0 percent in 2005, 365 percent in 2004 and 50 percent in 2003. Any resulting income taxes payable or receivable which have been paid or received by the Company on behalf of the Textile Effects Business are included in the line “Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business’ in the Combined Balance Sheets.

The Company is incorporated in Switzerland, but operates in numerous countries with differing tax laws and rates. Consequently, a substantial portion of the Company’s income before income taxes and provision for income taxes are generated outside of Switzerland. The Textile Effects Business’ expected tax rate consists of the weighted average rate applicable in the countries in which the Textile Effects Business operates. The main factors causing the effective tax rate to differ from the expected tax rate are:

	2005	2004	2003
	(in percent)

Expected tax rate	30	32	30
Amortization non-deductible	0	129	5
Change in valuation allowance	(19)	45	0
Other	(11)	159	15
Effective tax rate	0	365	50

“Amortization non-deductible’ represents the tax effect of other intangible assets amortization expenses that are not deductible for tax purposes.

“Changes in valuation allowance’ reflect increases in valuation allowances for deferred tax assets arising in certain jurisdictions, recorded to reduce the deferred tax assets to an amount that more likely than not will not be realized in the future.

In 2005, “Other’ includes (11) percent for the permanently non tax-deductible elements of the impairments incurred in connection with the Textile Effects Business.

In 2004, “Other’ includes 158 percent for tax reserves for pending tax cases in Europe and 1 percent for a variety of allocated permanent differences, none of which are individually significant.

In 2003, “Other’ includes 10 percent for tax reserves related to a pending tax case in Europe and 5 percent for a variety of allocated permanent differences, none of which are individually significant.

The significant components of activities that gave rise to deferred tax assets and liabilities on the balance sheet at December 31, 2005, 2004 and 2003, were as follows:

	December 31,
	2005	2004	2003
Deferred tax assets
Pensions and other employee compensation	6	5	6
Inventory	5	7	3
Property, plant and equipment	81	0	0
Tax loss carryforwards	10	0	0
Other	16	25	24
Gross deferred tax assets	118	37	33
Valuation allowance	(107)	(1)	0
Net deferred tax assets	11	36	33
Deferred tax liabilities
Property, plant and equipment	0	(20)	(7)
Other	(20)	(23)	(16)
Gross deferred tax liabilities	(20)	(43)	(23)
Net deferred tax assets (liabilities)	(9)	(7)	10

Deferred income taxes have been allocated based on the underlying allocation of the assets and liabilities of the Textile Effects Business in each of the Company’s tax paying jurisdictions in which Textile Effects Business operates. The deferred tax assets and liabilities allocated to the Textile Effects Business therefore reflect the amounts that would have been reported by the Textile Effects Business if it had reported its operations on separate tax returns in the various jurisdictions where it has operations.

Valuation allowances have been established against deferred tax assets mainly on property, plant and equipment that arose as a result of the impairment of the Textile Effects Segment of Ciba Specialty Chemicals in 2005. These valuation allowances were required due to lack of sufficient profitability in those jurisdictions in order to realize these assets. In management’s opinion, the remainder of the deferred tax assets are realizable on a more likely than not basis using the criteria described in SFAS 109. “Accounting for Income Taxes”.

The Textile Effects Business had available tax loss carry-forwards of approximately CHF 43 million, which expire in 2013.

15. Other liabilities

	December 31,
	2005	2004	2003
Environmental remediation and compliance	6	6	6
Retirement and postemployment benefits	60	53	52
Other	9	11	11
Total	75	70	69

16. Stock-based compensation

Effective July 1, 2005, the Company adopted SFAS No. 123(R) “Share-Based Payment”. The use of the modified prospective transition method did not have a material impact because the Company had elected to adopt the fair value method of accounting for its stock-based compensation plans in 2003 in accordance with SFAS No. 123 “Accounting for Stock-Based Compensation” under the modified prospective method. Descriptions of the terms of the Company’s stock-based plans are presented in the following paragraphs.

LTIP—The Company has a Long-Term Incentive Plan (LTIP), which grants restricted shares of common stock of the Company to senior management and other key employees. Shares granted are restricted from being sold by the grantee for three years from the date of grant. The details that follow include awards granted to employees of the Textile Effects Segment of the Company. Details of awards granted to group services employees of the Company to be transferred to the Textile Effects Business who are not currently employees of the Textile Effects Segment are not available as the individual employees transferring have not been identified. However, the number of awards granted to such individuals, when identified, is not expected to be significant.

In connection with the LTIP 2005, the Company granted 20 243 restricted shares of common stock with a market value of CHF 78.60 per share to 90 participants and recognized compensation expense of approximately CHF 1.6 million in 2005 related to these grants. In connection with the LTIP 2004, the Company granted 20 655 restricted shares of common stock with a market value at date of grant of CHF 95.30 per share to 97 participants and recognized compensation expense of approximately CHF 2.0 million in 2004 related to these grants. In connection with the LTIP 2003, the Company granted 20 878 restricted shares of common stock with a market value at date of grant of CHF 85.30 per share to 95 participants and recognized compensation expense of approximately CHF 1.8 million in 2003 related to these grants.

The LTIP until 2005 also provided for the granting of options to participants to purchase shares of common stock. In 2005 no options were granted. In 2004 and 2003, option grants were made with vesting and the right to exercise occurring over three years and expiration dates of ten years from date of grant. Options granted in years prior to 2003 expire either five years or ten years after the date of grant. As a result of the adoption by the Company in 2003 of SFAS No. 123, compensation expense of approximately CHF 0.1 million in 2005 (CHF 0.1 million in 2004 and CHF 0.3 million in 2003) was recorded comprising the vested portion of current year and prior year awards.

MAB—The Company has a “Mitarbeiterbeteiligungsplan” (Employee Investment Plan) which grants annually to most employees in Switzerland (as an enhancement to their pension plan arrangements) the right to purchase 25 shares of common stock at CHF 15 per share (as long as the share price is not greater than CHF 200, at which level the Employee Investment Plan price may be adjusted). The rights vest at the grant date and become exercisable at the date of the employees’ retirement or termination. In 2005, the Company granted 27 900 rights (2004: 27 100, 2003: 28 350) to employees of the Textile Effects Segment of the Company. Compensation expense is recorded in the year the rights are granted and, in 2005, CHF 2.3 million (2004: CHF 2.2 million; 2003: CHF 2.0 million) of compensation expense was recorded under this plan.

17. Retirement benefits

Pension plans

The Company sponsors pension and other postretirement benefits in accordance with the applicable laws and customs in the countries where the Company operates in which employees of the Textile Effects Business participate. The Company has both contributory and non-contributory defined benefit and defined contribution plans.

Defined contribution pension plans

In countries in which Textile Effects Business employees are covered by defined contribution plans, employer contributions charged to operating income were CHF 2 million in 2005, CHF 2 million in 2004 and CHF 2 million in 2003.

Defined benefit pension plans

With the exception of certain employees in Germany, the majority of the Textile Effects Business employees participate in the Company’s pension plans which includes other non Textile Effects Business employees of the Company. As the Company does not perform separate actuarial calculations on a reporting segment or group service unit level for its pension plans, insufficient actuarial information for purposes of plan asset allocations is available. Accordingly, these plans are treated herein as multi-employer plans. The Company has allocated pension costs and contributions of each plan to the Textile Effects Business based on an allocation of total headcount of the Textile Effects Business employees covered by any such plan in relation to total headcount of all Company employees covered by that plan. Annual contributions to these plans made by the Company and charged to the Textile Effects Business during 2005, 2004 and 2003 were CHF 22 million, CHF 21 million and CHF 13 million, respectively.

Assets and liabilities included in the Combined Balance Sheets related to the multi-employer plans that reflect the difference between pension expense and actual contributions for the Textile Effects Business employees are as follows: “Prepaid pension costs’ of approximately CHF 47 million in 2005, (CHF 42 million in 2004; CHF 28 million in 2003) and pension liability in 2005 of CHF 3 million (CHF 2 million in 2004; CHF 2 million in 2003) included in “Accruals and other current liabilities’.

Defined benefit pension plans-Germany

Certain employees of the Textile Effects Business in Germany participate in a Company defined benefit pension plans that is exclusive only to the employees of the Textile Effects Business. This plan provides benefits based on employees’ years of service and levels of compensation.

This pension plan, as is local practice, is not funded by the Company or the participants. The Textile Effects Business charges operating income for employee benefits earned in each period with a corresponding increase in pension liability. Benefit payments made each period to retirees are charged against this liability.

Each year the projected benefit obligation (“PBO”), which is the present value of projected future benefits payable to current plan participants allowing for estimated future employee compensation increases, is calculated for the plan. The measurement date for this pension plans is December 31st for each year presented.

The following table provides a reconciliation from beginning of year to end of year of the changes in PBO and the changes in the fair value of plan assets, as well as the PBO funded status of the plans:

	December 31,
	2005	2004	2003
Change in benefit obligation (PBO)
PBO, beginning of year	49	49	45
Service cost	1	1	1
Interest cost	3	3	3
Actuarial (gain) loss	7	0	0
Benefits paid	(2)	(2)	(2)
Foreign currency translation	1	(2)	2
PBO, end of year	59	49	49

Change in plan assets
Fair value plan assets, beginning of year	0	0	0
Employer contributions	2	2	2
Benefits paid	(2)	(2)	(2)
Fair value plan assets, end of year	0	0	0
PBO funded status	(59)	(49)	(49)

The table below shows the accumulated benefit obligation (“ABO”) and related liabilities recorded at December 31, 2005, 2004 and 2003 for this plan:

	December 31,
	2005	2004	2003
Accumulated benefit obligation	54	46	45
Accrued pension liability	49	47	46
Liability recognized in excess of ABO	(5)	1	1

In 2005, the existing unfunded ABO exceeds the amount of accrued pension liability, therefore a minimum pension liability is required. For 2004 and 2003, the accrued pension liability exceeds the amount of existing unfunded ABO, therefore no additional minimum pension liability is required. The table below shows the components of the additional minimum pension liability as of December 31, 2005:

December 31, 2005
Unrecognized prior service cost recorded as intangible asset	1
Recorded as other comprehensive income	4
Additional minimum pension liability	5
Accrued pension liability already recorded	49
ABO status	54

The components of net pension expense for the plan during the years ended December 31, 2005, 2004 and 2003 were:

	Year ended December 31,
	2005	2004	2003
Service cost	1	1	1
Interest cost	3	3	3
Total net pension expense	4	4	4

The weighted average key actuarial assumptions used to determine the Company’s pension benefit obligations were as follows:

	December 31,
	2005	2004	2003
Discount (interest) rate	4.5%	5.5%	5.5%
Rate of increase in compensation levels	2.5%	2.5%	2.5%

The weighted average key actuarial assumptions used to determine the Company’s net periodic benefit cost were as follows:

	December 31,
	2005	2004	2003
Discount (interest) rate	5.5%	5.5%	6.0%
Rate of increase in compensation levels	2.5%	2.5%	3.0%

Other postretirement benefits

The employees of the Textile Effects Business participate in postretirement benefit plans of the Company. The Textile Effects Business’ share of the net liability for other postretirement benefits at December 31, 2005 was CHF 6 million (December 31, 2004: CHF 5 million; December 31, 2003: CHF 5 million) resulting principally from the postretirement healthcare plan in the United States. The Company’s other postretirement plans in which employees of the Textile Effects Business participate in are not funded by the Company, did not require significant amounts to be recognized in the Combined Statements of Income for 2005, 2004 or 2003, and are not expected to require significant future annual benefit payments.

18. Related party transactions

Transactions with Ciba Specialty Chemicals and its affiliates

The Textile Effects Business, as part of Ciba Specialty Chemicals, receives services from the Company. These services relate mainly to the provision of wide area network (“WAN”) access and enterprise resource planning (“ERP”) systems used in the Textile Effects Business operations. Services received are charged at cost of providing the service and are allocated based mainly on number of users. Costs charged to the Textile Effects Business in 2005 were approximately CHF 25 million,

CHF 25 million in 2004 and CHF 24 million in 2003, and have been included in “Selling, general and administrative’ in the Combined Statements of Income.

The Textile Effects Business provides manufacturing services to and receives these services from other operating units of the Company. These arrangements comprise both toll manufacturing and supply services. Toll manufacturing services comprise the provision of raw materials by one operating unit to be processed by another operating unit of the Company. The recipient of the processed goods is charged a service fee for the cost of manufacture, including labor and manufacturing overhead costs incurred. Supply arrangements involve the provision of complete manufactured items from one operating unit to another. Costs charged comprise raw material costs, labor and manufacturing overhead costs incurred. Net manufacturing services received by the Textile Effects Business were approximately CHF 27 million in 2005, CHF 21 million in 2004 and CHF 16 million in 2003.

Corporate headquarters expenses have been allocated to the Textile Effects Business based on the Textile Effects Business sales relative to the Company’s, as an approximation of costs of usage of these services. These activities principally include corporate accounting and treasury, legal and environmental advisory, corporate technology, human resources, corporate communications, internal audit and executive committee activities. Costs allocated to the Textile Effects Business in 2005 were CHF 15 million; CHF 15 million in 2004, and CHF 18 million in 2003. These costs are included in “Selling, general and administrative’ in the Combined Statements of Income.

Management believes these allocations to be reasonable under the circumstances, however, there can be no assurances that such allocations will be indicative of future net costs related to these services or what these net costs would have been had the Textile Effects Business been a separate stand-alone entity during the periods covered.

Legal entities of the Textile Effects Business had short-term debt with the Company of:

	December 31,
	2005		2004		2003
	Average interest rate	Balance	Average interest rate	Balance	Average interest rate	Balance
Short-term debt—from related parties	4.4%	10	3.0%	2	3.0%	6

19. Commitments and contingencies

Lease commitments

The Company leases certain facilities and equipment under operating leases. The future minimum lease commitments under fixed term leases that are attributable to the Textile Effects Business are: 2006 CHF 1 million; 2007 CHF 0 million; 2008 CHF 0 million; 2008 CHF 0 million, 2009 CHF 0 million, and thereafter CHF 0 million.

Purchase commitments

The Textile Effects Business has incurred in the ordinary course of business various purchase commitments for materials, supplies and items of permanent investment. In the aggregate, these commitments are not in excess of current market prices and reflect normal business operations.

Guarantees

In the normal course of business, the Company has provided certain trade and other guarantees to third parties. The Company estimates that the fair value of these guarantees is not material and does not expect to incur losses as a result of these guarantees. As of December 31, 2005, guarantees provided by the Company and attributed to the Textile Effects Business that have been provided to third parties for indebtedness of others were approximately CHF 1 million, of which CHF 0 million expire in 2006 and CHF 1 million expire in 2007 or thereafter.

Contingencies

The Textile Effects Business operates in countries where political, economic, social, and legal developments could have an impact on the operational activities. The effects of such risks on the Textile Effects Business’ results, which arise during the normal course of business, are not foreseeable and are therefore not included in the accompanying financial statements.

In the ordinary course of business, the Company is involved in lawsuits, claims, investigations and proceedings, including product liability, commercial, environmental, and health and safety matters that could affect the Textile Effects Business. There are no such matters pending that the Company expects to be material in relation to the Textile Effects Business’ business, financial position or results of operations.

Environmental

The specialty chemicals business is highly regulated in many countries. A number of increasingly stringent regulations govern the manufacturing processes used and the waste and emissions created by the Company, including the Textile Effects Business, in all of its jurisdictions in which it does business and will create significant ongoing costs for the Company, including the Textile Effects Business. In addition, many of the Company’s manufacturing sites, including the Textile Effects Business, have an extended history of industrial, chemical and other processes.

The Company continues to participate in environmental assessments and clean-ups at a number of locations, including operating facilities, previously owned facilities and United States Superfund sites. The Company accrues for all known environmental liabilities for remediation costs when a clean-up program becomes probable and costs can be reasonably estimated. The Textile Effects Business has been allocated environmental liabilities related to manufacturing sites that are exclusive to the Textile Effects Business and where the land is also owned by the Textile Effects Business. The contractual terms of the pending sale of the Textile Effects Business (see note 1) stipulate that the Company will retain responsibility at certain sites and under certain circumstances for environmental claims related to the operations of the Textile Effects Business that have occurred prior to the sale date.

The Company believes that the environmental reserves allocated to the Textile Effects Business are sufficient to meet all currently known environmental claims and contingencies at those subsidiary locations and manufacturing sites that are exclusive to the Textile Effects Business and where the land is also owned by the Textile Effects Business. Because of the nature of the Company’s operations, including the Textile Effects Business, however, there can be no assurance that significant costs and liabilities from ongoing or past operations will not be incurred in the future. In addition, environmental clean-up periods are protracted in length and environmental costs in future periods are subject to changes in environmental remediation regulations.

20. Valuation and qualifying accounts

	December 31,
	2005	2004	2003
Allowance for doubtful accounts
Balance at beginning of year	37	40	41
Additions charged to cost and expenses	17	12	13
Deductions credited to cost and expenses	(10)	(3)	(4)
Use of allowance and other, net	(7)	(11)	(9)
Currency adjustments	2	(1)	(1)
Balance at end of year	39	37	40

	December 31,
	2005	2004	2003
Allowance for obsolete and slow moving inventory
Balance at beginning of year	11	13	15
Additions charged to cost and expenses	6	4	5
Deductions credited to cost and expenses	(5)	(5)	(5)
Use of allowance and other, net	(2)	(1)	(1)
Currency adjustments	1	0	(1)
Balance at end of year	11	11	13

	December 31,
	2005	2004	2003
Deferred income tax valuation allowance
Balance at beginning of year	1	0	0
Additions charged to cost and expenses	106	1	0
Balance at end of year	107	1	0